 FOR IMMEDIATE RELEASE

                                      Featherlite, Inc.
P.O. Box 320
Cresco, Iowa 52136
Contact: John K. Hall, Director of Corporate Communications,
563-547-6000

FEATHERLITE REPORTS EARNINGS of $4.5 MILLION IN 2005
Annual net sales increase 4% to over $225 million

CRESCO, Iowa, February 21, 2006 - Featherlite, Inc. (Nasdaq: FTHR), a leading manufacturer and marketer of specialty aluminum trailers, transporters and luxury motorcoaches, today reported results for the fourth quarter and fiscal year ended December 31, 2005. For fiscal 2005, the Company posted net income of $4.5 million, or 38 cents per diluted share compared to net income of $4.9 million, or 42 cents per diluted share, in fiscal 2004, which included $0.07 per diluted share related to a non-recurring income tax benefit of $829,000. In fiscal 2005, the Company posted net sales of $225.3 million, an increase of 4 percent over 2004 sales of $216.6 million and an improvement of 7.3 percent in operating income that increased to $9.3 million from $8.7 million in 2004.

In the fourth quarter ended December 31, 2005, the Company recorded net income of $884,000, or 7 cents per diluted share, on sales of $55.6 million. This compares with net income of $1.2 million, or 10 cents per diluted share, on sales of $56.6 million in the fourth quarter last year. For the fourth quarter of 2005, overall sales decreased by $1.1 million or 1.8 percent over the comparable period in 2004.

“Despite some softness in the fourth quarter, the Company had a solid year in 2005,” Conrad Clement, Featherlite President and CEO, said. “Sales in 2005 increased by $8.7 million, including an 8.3 percent increase in trailer sales. This was partially offset by a sales decrease in the coach segment of 1.8 percent.

“Going forward, we remain cautiously optimistic. Trailer sales leads in 2006, which relate to the number of consumer calls coming into the Company, are rising over last year, national retail activity in the U.S. economy is positive and consumer confidence is improving. The coach division generated excellent traffic and sales prospects from all the early trade shows and events, and we anticipate the activity to continue going forward. Though the trailer industry continues to experience margin pressure as a result of fluctuating aluminum and steel commodity costs, the Company is managing this aggressively through appropriate product price increases and surcharges. This will continue until these metal commodity prices fully stabilize,” Clement said.

About Featherlite
With more that 75 percent of its business in the leisure, recreation and entertainment categories, Featherlite®, Inc. has highly diversified product lines offering hundreds of standard model and custom-designed aluminum specialty trailers, specialized transporters, mobile marketing trailers and luxury motorcoaches. For more information about the Company, please visit www.fthr.com.

Featherlite, Inc.
Condensed Balance Sheets
(Unaudited)
(In thousands)

	Dec 31,	Dec 31,
ASSETS	2005	2004
Current assets
Cash	$91	$179
Receivables	7,178	4,781
Refundable income taxes	337	497
Inventories	55,714	61,730
Leased promotional trailers	1,550	1,669
Prepaid expenses	1,820	1,827
Deferred tax asset	1,329	1,275
Total current assets	68,019	71,958
Property and equipment, net	16,583	16,003
Other assets	3,199	4,252
	$87,801	$92,213
LIABILITIES AND SHOREHOLDERS EQUITY
Current liabilities
Wholesale financing and other notes payable	$18,923	$22,106
Current maturities of long-term debt	1,791	1,699
Checks issued not yet presented	4,419	2,900
Accounts payable	4,384	4,323
Motorcoach shell costs payable	3,142	7,277
Accrued liabilities	8,194	9,124
Customer deposits	2,832	2,698
Total current liabilities	43,685	50,127
Bank line of credit	2,418	4,243
Other long-term debt, net of current maturities	10,168	11,092
Deferred tax liabilities	1,259	1,340
Other long-term liabilities	35	48
Shareholders’ equity	30,236	25,363
	$87,801	$92,213

Featherlite, Inc
Condensed Statements of Income
(Unaudited)
(In thousands, except for per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net sales	$55,551	$56,626	$225,284	$216,601
Cost of sales	47,534	47,461	190,896	182,678
Gross profit	8,017	9,165	34,388	33,923
Selling and administrative expenses	6,169	6,520	25,070	25,243
Income from operations	1,848	2,645	9,318	8,680
Other income (expenses)
Interest	(675)	(614)	(2,686)	(2,304)
Other, net	(193)	(89)	112	92
Total other expense	(868)	(703)	(2,574)	(2,212)
Income before taxes	980	1,942	6,744	6,468
Minority interest in subsidiary loss	20	10	45	81
Provision for income taxes	(116)	(742)	(2,316)	(1,659)
Net income	$884	$1,210	$4,473	$4,890

Net Income per share
Basic	$0.07	$0.11	$0.41	$0.45
Diluted	0.07	0.10	0.38	0.42

Weighted average shares outstanding
Basic	10,997	10,839	10,944	10,829
Diluted	11,776	11,713	11,900	11,545

All shares and per share amounts have been restated to reflect the retroactive effect of the 3 for 2 stock split on May 4, 2005

Certain prior period information has been reclassified to conform to the current year presentation.

Safe Harbor Statement under the Private Securities Litigation Reform Act: Certain statements in this release are forward-looking in nature and relate to trends and events that may affect the Company’s future financial position and operating results. Any statements that are not based upon historical facts, including the outcome of events that have not yet occurred and our expectations for future performance, are forward-looking statements. The words “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. These statements speak only as of the date of this release, are based on current expectations, are inherently uncertain, are subject to risks, and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors, including but not limited to: the health of the economy and disposable income for recreational and leisure activities, product demand and acceptance of products in each segment of the Company’s markets, the need for and impact of product sales price increases, fluctuations in the price of aluminum, changes in our product sales mixes, competition, facilities utilization, the availability of additional capital as may be required to finance any future net liquidity deficiency, and certain other unanticipated events and conditions. The risks and uncertainties listed are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. The Company makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statement, other than as required by law.